EXHIBIT 99.1

For immediate release.	Contact:	Mark Williams
913.307.1000

Mediware Expands Stock Buyback Plans

Company makes strong cash reserves available for additional stock repurchases.

LENEXA, KS  October 16, 2008 – Mediware Information Systems, Inc. (Nasdaq: MEDW) announced today that the Company’s board of directors has authorized an  expansion of  its stock repurchase program. In February 2008 Mediware announced a plan to buy up to $4 million of the company’s common stock. To date, Mediware has repurchased 549,000 shares at a total cost of approximately $3.3 million.

The board of directors increased the funds available for stock repurchase by approximately $3.3 million.  In total, the Company has been authorized to repurchase up to $7.3 million under the plan.  The repurchases can be made at the discretion of the President and Chief Executive Officer or Chief Financial Officer of the Company.  The Company has no obligation to repurchase shares under the program.

Commenting, Kelly Mann, Mediware’s chief executive officer said: “We continually monitor strategies such as acquisitions, new development and stock repurchases that leverage our strong cash position to the best interest of the business. The overall depression of the markets presents us the opportunity to expand our investment in support of our business and shareholders.”

About Mediware
Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs.  Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.  For more information about Mediware products and services, visit www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2008, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.